Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-3 Nos. 333-128070 and 333-129926 and Form S-8 Nos. 333-116446 and 333-129122) of Inhibitex, Inc. of our reports dated March 15, 2007, with respect to the financial statements of Inhibitex, Inc. (a Development Stage Company), Inhibitex, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Inhibitex, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2006.
/s/ ERNST & YOUNG LLP
Atlanta, Georgia
March 15, 2007